Exhibit 99.2

NOW Inc. Announces Resignation of Wayne Richards from the Board of Directors

HOUSTON — (BUSINESS WIRE)—August 11, 2021 — NOW Inc. (NYSE:DNOW) announced today that Wayne Richards has resigned from the Company’s board of directors effective as of August 10, 2021 for personal reasons. The resignation was not the result of any disagreement with the Company or any of its affiliates on any matter relating to the Company’s operations, policies or practices.

Dick Alario, Chairman of the Board of NOW Inc. stated, “I would like to thank Wayne for all of his contributions to DNOW’s success through these past years. Wayne joined the Board prior to our spin-off into an independent, publicly traded company and has contributed significantly to the Company’s progress during his tenure as a founding board member and former Chairman of the DNOW Board. We are grateful for his contributions to DNOW and wish him the very best in the future.”

NOW Inc. is one of the largest distributors to energy and industrial markets on a worldwide basis, with a legacy of over 150 years. NOW Inc. operates primarily under the DistributionNOW and DNOW brands. Through its network of approximately 195 locations and 2,450 employees worldwide, NOW Inc. offers a comprehensive line of products and solutions for the upstream, midstream and downstream energy and industrial sectors. Our locations provide products and solutions to exploration and production companies, energy transportation companies, refineries, chemical companies, utilities, manufacturers and engineering and construction companies.

Source: NOW Inc.

NOW Inc.

Brad Wise, (281) 823-4006

Vice President of Digital Strategy and Investor Relations